EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 20, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Shiloh Industries, Inc. on Form 10‑K for the year ended October 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Shiloh Industries, Inc. on Forms S‑8 (File No. 333-21161, File No. 333-103152, File No. 333-178354,File No. 333-210030 and File No. 333-230233) and Form S-3 (File No. 333-216571).

/s/GRANT THORNTON LLP
Southfield, Michigan
December 20, 2019